Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This is an Executive Employment Agreement dated December 31, 2014, between Industrial Services of America, Inc., a Florida corporation (the “Company”), and Todd L. Phillips (“Executive”).

RECITALS

A.                                    The Company is principally engaged in the business of recycling ferrous and non-ferrous scrap and providing waste management services (the “Business”).

B.                                    Executive is an individual who possesses qualifications and experience in various management, finance, and leadership areas.

C.                                    The Company desires to employ Executive to perform services on behalf of the Company and Executive is willing to accept such employment with the Company upon the terms and conditions contained in this Agreement.

AGREEMENT

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.                                      Employment.   The Company agrees to employ Executive, and Executive accepts such employment with the Company, each upon the terms and conditions set forth in this Agreement.

2.                                      Term of Employment.  Subject to termination in accordance with the provisions of Section 6 below, Executive’s employment pursuant to this Agreement commences on December 31, 2014 (the “Effective Date”) and continues for one year thereafter (“Term”).  After expiration of the Term, the Term will be automatically extended for additional 12-month periods thereafter if neither party gives written notice to the other within 30 days before expiration of the original 12-month period or any renewal period thereafter of that party’s desire to terminate this Agreement.

3.                                      Title and Duties.

3.1                               The Company will employ Executive as its Chief Financial Officer. Executive will perform the duties customary for the position of a Chief Financial Officer and such other duties as the President, Chief Executive Officer, or Board of Directors of the Company (the “Board”) may from time to time assign to him.

3.2                               Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, Executive will devote his full working time throughout the Term to the services required of him under this Agreement, and Executive will render his services exclusively to the Company, and, if requested, Affiliates (as defined herein); provided, however, Executive may serve on the board of directors of certain organizations with the prior written consent of the Company.

Executive agrees to perform his duties under this Agreement to the best of his ability and at a level of competency consistent with the positions occupied, to act on all matters in a manner he reasonably believes to be in and not opposed to the best interests of the Company, and to use his best efforts, skill, and ability to promote the profitable growth of the Company.  Executive may not, without the prior written consent of the Board, engage in any other business activities, whether or not such business activity is pursued for profit or for other purposes. Executive may invest his assets in any manner he deems appropriate; provided, however, that such investment activities do not interfere with the performance of his duties.

4.                                      Compensation.  As compensation for services rendered under this Agreement, the Company will pay the following compensation from time to time, subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans:

(a)                                 Base Salary.  As compensation for Executive’s performance of his services during the Term, the Company will pay Executive a salary at the annual rate of $200,000 (“Base Salary”). The Base Salary will be paid in accordance with the Company’s standard payroll practices. Executive’s Base Salary may be increased from time to time by the Company in its sole discretion; provided, however, that Executive’s Base Salary will increase to an annual rate of $220,000 as of June 30, 2015 if (i) Executive remains employed by the Company on such date; and (ii) the Company, in its sole discretion, determines that Executive’s individual performance is satisfactory.

(b)                                 Long Term Incentives.  Executive is entitled to participate in the Company’s Long Term Incentive Plan (the “LTIP”), as it may be amended from time to time, a current copy of which is attached as Annex A to this Agreement.

(c)                                  Annual Discretionary Bonus.  During the Term, Executive will be eligible to receive an annual performance-based bonus (the “Bonus”) that provides Executive an opportunity to earn a target percentage of 50% of Executive’s then-current Base Salary (the “Target Amount”). After the end of each calendar year during the Term, the Company’s President, in his sole discretion, will determine whether Executive will receive the Bonus based on: (i) the Company’s financial and operating performance during that calendar year; and (ii) President’s evaluation of Executive’s contribution to the Company’s performance during that calendar year. Executive’s Bonus, if any, will be paid in a lump sum in the year following the year to which the Bonus relates. Both Executive and the Company acknowledge and agree that the Bonus may be smaller or larger than the Target Amount. The Company will pay the Bonus, if any, to Executive in cash (net of any required withholdings or deductions) or in stock incentives. If the Bonus is paid in stock incentives, the stock will be immediately vested, but a minimum of six months must elapse between the date Executive acquires the stock from the Company and any resale of the stock.

5.                                      Benefits And Reimbursements.  During the Term, Executive will be eligible for the following benefits and reimbursements:

(a)                                 Benefits. Executive is eligible to participate in all benefit plans and arrangements generally available to the Company’s employees and in any supplementary benefits provided to the Company’s senior executives, all in accordance with the terms of such plans and programs. Executive acknowledges and agrees that the Company has the right to modify the benefits available to its employees and senior executives from time to time.

(b)                                 Vacation and Holidays. Executive is entitled to four weeks paid vacation per year, commencing with calendar year 2015. Unused vacation for any year may not be accumulated for use in subsequent years, and Executive is not entitled to any additional compensation for failure to use vacation time. Executive is also entitled to paid sick days and holidays in accordance with the Company’s policies applicable to employees generally.

(c)                                  Business Expenses. The Company will reimburse Executive for all reasonable, ordinary, and necessary business expenses, including travel, incurred by Executive in performing his duties in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive must account for all reimbursed expenses by providing the Company with documentation sufficient to substantiate any tax deduction to which the Company may be entitled in connection with such expenses. Executive must promptly submit expenses for reimbursement, and the Company will reimburse Executive for each reimbursable expense no later than ninety (90) days following the submission of such expense.

6.                                      Termination and Post-Termination Payments.

6.1                               Termination by the Company.  The Executive’s employment during the Term is immediately terminated upon the occurrence of any of the following:

(a)                                 death of Executive;

(b)                                 termination of Executive’s employment by the Company because of Executive’s inability to perform his duties on account of Permanent Disability;

(c)                                  termination of Executive’s employment by the Company at any time for Cause (as defined below), upon the giving of written notice by the Company of termination as set forth in Section 6.6(b); and

(d)                                 termination of Executive’s employment by the Company at any time without Cause (as defined below), upon the giving of written notice by the Company of termination.

6.2                               Types of Terminations after which Base Salary Ends.  If (A) Executive’s employment is terminated pursuant to Sections 6.1(a)-(c) at any time, or (B) Executive resigns other than in accordance with the provisions described as Good Reason in this Agreement, then the Company will pay to Executive his Base Salary only through the date of termination and such payment will be in full satisfaction of all of the Company’s obligations under this Agreement.

6.3                               Termination during Executive’s First Year.  If before December 31, 2015 (A) Executive’s employment is terminated for a reason other than those listed in Sections 6.1(a)—(c) (i.e., not due to death or due to the Company’s termination of Executive on account of Permanent Disability or for Cause), (B) Executive resigns for Good Reason, or (C) the Company gives written notice of non-renewal under Section 2 of this Agreement without an offer of continued employment for Executive with severance benefits similar to those set forth in Section 6, then, subject to Section 6.5, Executive will be entitled to the continued payment of his Base Salary and COBRA Premiums for six (6) months following such termination or resignation, each on the Company’s regular payroll schedule. “COBRA Premiums” for any given period means the amount, if any, Executive pays (or is obligated to pay) for continuation of health insurance coverage under the group health plan of the Company pursuant to his rights provided by the Consolidated Omnibus Budget Reconciliation Act.

6.4                               Termination after Executive’s First Year.  If at any time after December 31, 2015 (A) Executive’s employment is terminated for a reason other than those listed in 6.1(a)—(c) (i.e., not due to death or due to the Company’s termination of Executive on account of Permanent Disability or for Cause), (B) Executive resigns for Good Reason, or (C) the Company gives written notice of non-renewal under Section 2 of this Agreement without an offer of continued employment for Executive with severance benefits similar to those set forth in Section 6, then, subject to Section 6.5, Executive will be entitled to the continued payment of his Base Salary and COBRA Premiums for twelve (12) months following such termination or resignation, each on the Company’s regular payroll schedule.

6.5                               Release Requirement. Executive’s right to receive payment under Sections 6.3 and 6.4 is expressly conditioned upon his execution and nonrevocation of a Release of the Company and its Affiliates (the “Protected Parties”) in a form satisfactory to the Company. The Release must be executed and delivered by Executive to the Company on the date set by the Company, which may be no later than 60 days following Executive’s date of termination, and the Release will be delivered to Executive at least 21 days before the deadline set for its return. Payments of salary continuation will begin after Executive executes the Release and the Release is no longer subject to revocation. Payments will cease or not be made, as applicable, if Executive violates any restrictive covenants in Sections 8 through 11 of this Agreement or that are contained in any other agreement between Executive and the Company. If Executive does not return the signed Release by the date set by the Company, he will forfeit all rights to payment under Section 6.3 or 6.4, as applicable. Any payments that are delayed due to the release requirement will be paid immediately following receipt of the Release and no later than 90 days after Termination; provided, however, that if such 90-day period spans two calendar years, then such payments will be made in the second calendar year. Installment payments of severance pay will be treated as a series of separate payments.

6.6                               Defined Terms.

(a)                                 Executive may resign and such resignation will be for “Good Reason” under this Agreement if that resignation is based on one or more of the following reasons and submitted within the timeframe required below:

(i)                                     the failure of the Company, within 15 days of written notice from the Executive, to make any payment due to Executive under this Agreement;

(ii)                                  any material failure (other than a failure to make payments) by the Company to comply with any of the provisions of this Agreement;

(iii)                               without Executive’s consent, assignment of any duties materially inconsistent with his position, duties, responsibilities and status with the Company as defined in this Agreement; a material change in Executive’s reporting responsibilities, title or office; or any removal of Executive from or any failure to re-elect Executive to any of such positions, other than changes that involve a promotion to a higher executive office or in connection with Executive’s own resignation or termination of employment for Cause, or as a result of death or Permanent Disability; or

(iv)                              a reduction in Executive’s Base Salary without his consent (as set forth in this Agreement, or as it may have been increased thereafter).

In all cases, a resignation will not be for “Good Reason” unless Executive has given specific written notice to the Board of the event or condition within 60 days after the facts related to such change or failure are known to Executive, and then, if not cured within 30 days of notice, and only if Executive actually terminates within 30 days after that cure period expires.

(b)                                 “Cause” means the Company’s good-faith belief that Executive has:

(i)                                     willfully failed to perform his duties under this Agreement after demand for performance has been made by the Company;

(ii)                               breached any restrictive covenant set forth in Section 7 hereof or in any other agreement between Executive and the Company or its Affiliates;

(iii)                               misappropriated any of the Company’s funds or property;

(iv)                              breached a fiduciary duty to the Company for personal profit to the Executive which includes, but is not limited to, providing services to any business entity or investment of any nature other than to that of the Company during normal business hours, or outside business hours if the opportunity has not first been presented to the Company for consideration;

(v)                                 failed to adhere to or engaged in any conduct that is prohibited by Company policy;

(vi)                              engaged in any conduct that, in the good-faith opinion of the Company, reflects poorly on or damages the Company’s image, including, but not limited to, dishonesty, neglect of duties, misconduct, theft, fraud, or willfully violating any law, rule, or regulation (other than traffic violations or similar minor offences);

(vii)                           been indicted, arraigned, or had a criminal complaint filed against him for any misdemeanor involving dishonesty or moral turpitude or for any felony; or

(viii)                        breached any of his representations, warranties, covenants, or other agreements in this Agreement or in any other agreement between Executive and the Company or its Affiliates.

For purposes of this definition, an act or failure to act is willful if such act or omission is not in good faith and not with a reasonable belief that such act or omission is in the best interest of the Company.

In all cases, a termination will not be for “Cause” unless the Company has provided written notice to Executive that the termination is for Cause, which notice specifies the action or inaction on which the Company based its determination; provided, further, that to the extent the issues can be addressed by future action, before any such final termination decision is made, the Board shall offer Executive the opportunity to respond to the Board’s issues in a duly-called Board meeting, at which meeting Executive may offer suggestions and timelines for changes or improvements.

(c)                                  “Release” means a full and comprehensive release of all claims related to Executive’s employment by the Company, including a covenant not to sue and non-disparagement agreement, from Executive in favor of the Company, its executives, officers, directors, Affiliates (as defined below), and all related parties, in such commercially reasonable form as requested by the Company.

(d)                                 “Permanent Disability” means the onset of a physical or mental disability which prevents Executive from performing the essential functions of Executive’s job for six months or more, with any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans with Disabilities Act of 1990.

(e)                                  The term “Affiliate” or “Affiliates” means any entity which (i) directly or indirectly, controls the Company, (ii) is controlled, directly or indirectly, by the Company, or (iii) is under common control, directly or indirectly, with the Company.

7.                                      Duty of Loyalty.  Executive acknowledges that he owes a duty of loyalty and good faith to the Company during his employment with the Company.  Pursuant to that duty of loyalty, Executive agrees:

(a)                                 During his employment with the Company, Executive will not directly or indirectly solicit, induce, or encourage any customer, supplier, vendor, or employee to end or reduce their business relationship with the Company;

(b)                                 Executive will not, directly or indirectly, divert any business opportunity available to the Company to himself or to any other person or entity; and

(c)                                  Executive will not directly or indirectly engage in, own, or assist any business which directly competes with the Business in which the Company or its Affiliates is engaged while the Executive is employed by the Company.

Nothing in this Section is intended to limit, in any way, any other statutory, contractual, or common law duties of loyalty Executive may owe to Company during his employment.

8.                                      Confidential Information.

8.1                               Definition of Confidential Information.  As part of Executive’s employment with the Company, Executive will have access to Confidential Information of the Company, its Affiliates and, in some cases, its customers and vendors.  As used in this Agreement, “Confidential Information” means any information relating to the Company, its Affiliates, customers and vendors and its business which (i) is not known to competitors, (ii) is not known to the general public, (iii) which is subject to reasonable measures by the Company to maintain its confidentiality, and (iv) which derives economic value to the Company from the fact that the information is not readily ascertainable by proper means, including but not limited to information that meets that criteria and that comes within the following categories:

•                                          Names of potential customers, suppliers, services, or employees;

•                                          Financial results or data;

•                                          Technologies, potential patent processes or applications;

•                                          Methods of marketing, service or procurement;

•                                          Research and development;

•                                          Pricing information;

•                                          Manufacturing processes;

•                                          Information obtained from customers or vendors which the Company undertakes to maintain in confidence;

•                                          Potential or experimental products;

•                                          Operational methods;

•                                          Strategic plans for marketing, sales, research, operations, or any other aspect of Company’s business; and

•                                          Marketing and business development plans and strategies.

8.2                               Restriction on Use During Employment.                     Executive agrees that he will not use for his benefit or disclose at any time during his employment by the Company, except to the extent required by the performance by him of his duties as an employee of the Company, any Confidential Information obtained or developed by him while in the employ of the Company.

8.3                               Return of Confidential Information.  Executive acknowledges that any Confidential Information he receives during the course of his employment with the Company remains the sole and exclusive property of the Company.  At the conclusion of Executive’s employment with the Company, for any reason, Executive will return all documents, electronic records, notes, computer discs, copies, or anything else on which Confidential Information has been stored, recorded, or copied.

8.4                               Post-Employment Obligations.  Following the conclusion of Executive’s employment with the Company for any reason either before or after the Term, Executive agrees to maintain the confidentiality of all Confidential Information for the Restricted Period (as defined in Section 8.6 below), or until the information ceases to be confidential (other than cessation as a result of disclosure by Executive), whichever occurs first.

8.5                               Trade Secrets.  Some of the Company’s Confidential Information may be a trade secret as defined by applicable law.  Nothing in this Agreement is intended to change or limit the Company’s rights, or Executive’s obligations, under the Uniform Trade Secrets Act or any other statute applicable to the Company’s trade secrets.

8.6       Definition of Restricted Period.        For purposes of this Section 8 and hereafter in this Agreement, “Restricted Period” means one year.

9.                                      Ownership of Certain Works Created by Executive.  Executive will promptly disclose and describe to the Company all inventions, improvements, discoveries, technical developments and works of authorship, whether or not patentable or copyrightable, made or conceived by him either alone or with others during the term of his employment under this Agreement.  All such works made, devised, or discovered by Executive, whether by himself or jointly with others, which relate or pertain in any way to the business of the Company or any of its Affiliates (“Work Products”) inure to the benefit of the Company or such Affiliate and become and remain the Company’s or such Affiliate’s sole and exclusive property.  Work Products may be created within or without the facilities of the Company or its Affiliates and before, during, or after normal business hours. Work Products are specifically intended to be works made for hire by Executive, but in any event, Executive agrees to execute an assignment (and does hereby assign) to the Company, Executive’s entire right, title, and interest in and to Work Products, and to execute any other instruments and documents that may be requested by the Company for the purpose of applying for and obtaining patents or registration of copyright with respect thereto in the United States and in all foreign countries.  Executive further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any litigation or other proceedings involving any Work Products, but all of Executive’s reasonable expenses in connection therewith will be paid by the Company.

10.                               Non-Competition. In his position, Executive has broad responsibility for and intimate knowledge of many aspects of the Company’s business.  The Company would be at a significant competitive disadvantage if Executive used his knowledge of the Company to compete with the Company.  Therefore, during employment and for the Restricted Period following Executive’s separation from the Company for any reason, whether during or after the Term, Executive agrees that he will not:

(a)                                 directly or indirectly, individually or as a consultant, employee, manager, advisor, consultant, volunteer, director, officer, owner, or other participant in any entity or venture other than the Company, accept any position or perform any services for a Competitor who operates or maintains offices, facilities, or personnel within 150 miles of any office or facility from which the Company conducts its business operations as of the date of termination (the “Restricted Area”); or

(b)                                 seek or accept employment with a Customer of the Company for the performance, management, or supervision of services that might otherwise be provided by the Company if such Customer operates or maintains offices, facilities, or personnel within the

Restricted Area.

For purposes of this Section 10, a “Competitor” is any person or entity that engages in the Business of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability has the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.                               Solicitation of Customers, Business Partners and Employees.

11.1                        Solicitation of Current and Prospective Customers.  The Company maintains its contacts and relationships with customers and prospective customers at great expense.  By virtue of Executive’s employment with the Company, Executive will have unique exposure to and personal contact with particular customers and prospective customers.  Executive will have access to unique information about current and prospective customers, including preferences, needs, products, and pricing.  The information to which Executive will have access, and the relationships Executive will help foster or develop, will allow Executive to compete unfairly with the Company after Executive’s employment ends. Therefore, during Executive’s employment and for the Restricted Period following Executive’s separation from the Company for any reason, whether during or after the Term, Executive will not directly or indirectly solicit the business of, or sell any services to, any Customer or Potential Customer.  “Customer” means any person (individual or company) who was a customer of the Company while the Executive was employed by the Company. A “Potential Customer” is any prospective customer with whom the Executive had contact in the 12 months before his termination under this Agreement, and any employee, agent or other affiliate of such customers.

11.2                        Solicitation of Business Partners.  By virtue of Executive’s employment with the Company, Executive will form close relationships with, and/or have access to, particular information regarding, the Company’s Business Partners.  As used in this Section, the Company’s “Business Partners” are any suppliers, vendors, or contractors engaged in business with the Company during Executive’s employment.  For the Restricted Period following the end of Executive’s employment with the Company for any reason, whether during or after the Term, Executive will not, directly or indirectly, solicit, induce, or encourage any Business Partner of the Company to end or reduce its business relationship with the Company.  Nothing in this Section is intended to prevent Executive from having a business relationship with any Business Partner, provided he does not induce, solicit, or encourage that Business Partner to reduce or end its relationship with the Company.

11.3                        Non-Solicitation of Employees.  By virtue of his employment with the Company, Executive will be known to all employees of the Company and to many employees of its Affiliates.  The parties anticipate that Executive will know most, if not all, employees of the Company and Affiliates, and will have knowledge of each employee’s strengths, abilities, and compensation.  To protect the Company from unfair attempts to solicit its employees, Executive agrees that, during employment and for the Restricted Period following the termination of his employment with the Company for any reason, whether during or after the Term, Executive will not directly or indirectly (i) induce, encourage or solicit any person who was a Company or Affiliate employee at the time of Executive’s termination of employment  and who remains one during the Restricted Period, to leave the Company’s employment or become affiliated with Executive or any business affiliated with Executive, or (ii) act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity for any person or entity that hires, whether via solicitation, or other inducement, any person who was an employee of the Company or its Affiliates when Executive left the Company’s employ. For purposes of this Section, giving a Company or Affiliate employee a reference, recommendation, or suggestion of new employment will be considered an act to induce or encourage such employee to leave employment.

12.                               Covenants not Overly Restrictive.  In connection with the foregoing provisions of Sections 7 through 11, Executive represents that his experience, capabilities, and circumstances are such that such provisions will not prevent him from earning a livelihood.  Executive further agrees that the limitations set forth in Sections 7 through 11 (including, without limitation, any time and geographic limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates.  Nothing in Sections 7 through 11 prohibit Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any business.

13.                               Survival and Remedies.  It is understood and agreed that the covenants made by Executive in Sections 7 through 11 survive the expiration or termination of this Agreement.  Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 7 through 11 would be inadequate and, therefore, agrees that the Company and any of its Affiliates will be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained in this agreement will be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.  If Executive, in the future, seeks or is offered employment by any other company, firm, or person, he will provide a copy of Sections 7 through 11 to the prospective employer before accepting employment with that prospective employer.

14.                               Assignment.  Executive may not assign or modify any of his rights or obligations in this Agreement without the express written consent of the Company. The Company may not assign or modify any of its rights or obligations under this Agreement without the express written consent of the Executive. Nothing in this Section precludes Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or incapacity.  Except as required by law, no right to receive payments under this Agreement or the LTIP is subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action is null, void and of no effect.

15.                               Binding Effect.  Without limiting or diminishing the effect of Section 14 above, this Agreement inures to the benefit of and is binding upon the parties and their respective heirs, successors, legal representatives, and assigns.

16.                               Notices.  Any notice or consent required or permitted under this Agreement is deemed to have been given when hand-delivered or mailed by registered mail, postage prepaid and return-receipt requested, to the intended recipient at the following address (or at such other address as either party may notify the other):

(a)                                 If to the Company:

Industrial Services of America, Inc.

7100 Grade Lane

Louisville, Kentucky 40213

Attention: Chief Executive Officer

(b)                                 If to Executive:

Todd Phillips

14908 Whitestone Lane

Louisville, KY 40245

17.                               Law Governing.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to its conflicts of law provisions or of any other jurisdiction to the contrary and without regard to where Executive may reside, where the Company is located, or its business primarily conducted.

18.                               Severability.   Executive agrees that if any court of competent jurisdiction holds that any provision of Sections 7 through 11 of this Agreement is void or constitutes an unreasonable restriction against Executive, the provisions of such Section is not rendered void but applies with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.  If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part is deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement will in every other respect continue in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision.

19.                               Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement is not deemed a waiver of such term, covenant or condition, nor is any waiver or relinquishment of any right or power under this Agreement at any one or more times deemed a waiver or relinquishment of such right or power at any other time or times.

20.                               Entire Agreement; Modifications.  This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

21.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

22.                               Condition Precedent; Existing Contract Obligations Do  Not Conflict. Executive represents and warrants that he is either not subject to, or has provided to the Company before the Effective Date of this Agreement a copy of, any confidentiality agreements, restrictive covenants, or non-solicitation promises he has made or to which he is bound by virtue of his current or past employments, and agrees to hold the Company harmless and indemnify them from any claim or other liability they may incur for breach of this representation.  A condition precedent to the effectiveness of this Agreement is that the Company has concluded that any such restrictions are not likely to impose an undue restriction on Executive’s performance of his duties under this Agreement.

23.                               Agreement has Been Mutually Negotiated.  The parties acknowledge that this Agreement has been mutually negotiated and, therefore, any common law presumption that ambiguities in contracts are to be construed against their drafters is inapplicable.

24.                               Intent to Comply. The Company and Executive agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from or compliant with Code Section 409A. This Agreement is to be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. Executive acknowledges and agrees that he is solely responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising under this Agreement. This Agreement may not be amended or terminated in a manner that would accelerate or delay payments of such compensation except as permitted under Treasury Regulations under Code Section 409A.

25.                               Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Company or any member of its controlled group (as defined in Internal Revenue Code Sections 414(b) or (c)) has any stock that is traded on a public securities market and Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on Executive’s termination of employment, any payments hereunder triggered by Executive’s termination of employment and that are not separation pay under Treasury Regulations Section 1.409A-1(b)(9) or short-term deferral pay or otherwise exempt from Code Section 409A, shall not begin to be paid until the earlier to occur of Executive’s death or the date that is six months and one day after Executive’s termination of employment, and at that time, Executive will receive in one lump sum payment all of the severance payment that would have been paid to Executive during the first six months following Executive’s termination of employment. The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of severance payments that are required to be delayed, if any.

IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

INDUSTRIAL SERVICES OF AMERICA, INC.

By:	/s/ Orson Oliver
Name: Orson Oliver
Title: Interim Chief Executive Officer

EXECUTIVE:

By:	/s/ Todd L. Phillips
Todd L. Phillips

Annex A

INDUSTRIAL SERVICES OF AMERICA, INC. 2009 LONG TERM INCENTIVE PLAN

Incorporated herein by reference to Annex A to the Company’s Revised Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on May 5, 2010.